Prospectus supplement to prospectus dated July 31, 2007	Filed Pursuant to Rule 424(b)(5) and (b)(7)
A filing fee of $15,350, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in
connection with the securities offered from the
registration statement (File No. 333-145000)
by means of this prospectus supplement.

$500,000,000

Cadence Design Systems, Inc.

$250,000,000 1.375% Convertible Senior Notes Due 2011
$250,000,000 1.500% Convertible Senior Notes Due 2013

Interest payable on June 15 and December 15

We originally offered $250 million aggregate principal amount of 1.375% Convertible Senior Notes due 2011 (the “2011 notes”) and $250 million aggregate principal amount of 1.500% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) in a private placement transaction in December 2006. This prospectus supplement and the accompanying prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.
Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding December 15, 2011 in the case of the 2011 notes and December 15, 2013 in the case of the 2013 notes, in each case only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter after the calendar quarter ending March 31, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. On and after November 2, 2011 in the case of the 2011 notes and November 1, 2013 in the case of 2013 notes until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.
Upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount (as defined herein), calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. The initial conversion rate for the 2011 notes and the 2013 notes is 47.2813 shares of common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $21.15 per share of common stock. The conversion price is subject to adjustment in some events but will not be adjusted for accrued interest, except in limited circumstances. In addition, if a “fundamental change” occurs prior to maturity, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Holders may require us to repurchase for cash all or part of their notes upon a “fundamental change” at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the relevant repurchase date. We may not redeem the notes prior to maturity.

The notes are and will be equal in right of payment with any other senior unsecured indebtedness, senior in right of payment to any future indebtedness that is contractually subordinated to the notes, effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors. For a more detailed description of the notes, see “Description of Notes” beginning on page S-21.

Since their initial issuance, the notes have been eligible for trading in the PORTAL market. However, notes sold by means of this prospectus supplement will no longer be eligible for trading in the PORTAL market. We do not intend to list the notes on any other automated quotation system or any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CDNS”. On July 31, 2007, the last reported sale price of our common stock on the NASDAQ Global Select Market was $21.40 per share.
The selling securityholders will receive all of the net proceeds from the sale of the notes and will pay all underwriting discounts and selling commissions, if any. We are responsible for the payment of other expenses incident to the registration of the securities. We will not receive any proceeds from this offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offence.

August 1, 2007

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain of these statements, including, without limitation, those regarding the extent and timing of future revenues and expenses and customer demand, statements regarding the deployment of our products, statements regarding our reliance on third parties and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including but not limited to those expressed in these statements. We refer you to the “Business — Proprietary Technology,” “Business — Competition,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” sections contained in our annual report on Form 10-K for the fiscal year ended December 30, 2006 and certain of those sections in our quarterly reports on Form 10-Q filed thereafter with the SEC, and the risks discussed in our other SEC filings, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements.

We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus supplement and any supplement hereto. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement. We do not intend, and undertake no obligation, to update these forward-looking statements.

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SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “Cadence,” “we,” “our” and “us” refer to Cadence Design Systems, Inc. and its consolidated subsidiaries, unless otherwise specified.

Cadence Design Systems, Inc.

We develop electronic design automation, or EDA, software and hardware. We license software, sell or lease hardware technology and provide design and methodology services throughout the world to help manage and accelerate electronics product development processes. Our broad range of products and services are used by the world’s leading electronics companies to design and develop complex integrated circuits, or ICs, and personal and commercial electronics systems.

With the addition of emerging nanometer design considerations to the already burgeoning set of traditional design tasks, complex system-on-a-chip or IC design can no longer be accomplished using a collection of discrete design tools. What previously consisted of sequential design activities must be merged and accomplished nearly simultaneously without time-consuming data translation steps. We combine our design technologies into “platforms” for four major design activities: functional verification, digital IC design, custom IC design and system interconnect. The four Cadence design platforms are Incisive functional verification, Encounter digital IC design, Virtuoso custom design and Allegro system interconnect platforms. In addition, we augment these platform product offerings with a comprehensive set of design for manufacturing products that service both the digital and custom IC design flows. These four platforms, together with our design for manufacturing products, comprise our primary product lines.

We were formed as a Delaware corporation in April 1987. Our headquarters are located at 2655 Seely Avenue, San Jose, California 95134. Our telephone number is (408) 943-1234.

“Cadence” is a registered trademark and the Cadence® logo is a trademark of Cadence. All other product and company names are trademarks or registered trademarks of their respective companies.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.” For purposes of the description of the notes included in this prospectus, references to the “Company,” “issuer,” “us,” “Cadence,” “we” and “our” refer only to Cadence Design Systems, Inc. and do not include any of its subsidiaries, except where the context otherwise requires or as otherwise indicated. References to the “holders” or to “you” are to registered holders of the notes.

Issuer	Cadence Design Systems, Inc., a Delaware corporation.

Securities Offered	$250 million aggregate principal amount of 1.375% Convertible Senior Notes due December 15, 2011 (the “2011 notes”). $250 million aggregate principal amount of 1.500% Convertible Senior Notes due December 15, 2013 (the “2013 notes”).

Maturity	December 15, 2011 for the 2011 notes and December 15, 2013 for the 2013 notes, in each case unless earlier repurchased or converted.

Interest and Payment Dates	The 2011 notes bear interest at an annual rate of 1.375% and the 2013 notes bear interest at an annual rate of 1.500%. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2007.

Conversion Rights	Holders may convert the notes at any time prior to the close of business on the scheduled trading day immediately preceding December 15, 2011 in the case of the 2011 notes and December 15, 2013 in the case of the 2013 notes, in each case under the following circumstances:

• during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

• during any calendar quarter after the calendar quarter ending March 31, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights — Conversion upon Specified Corporate Transactions.”

On and after November 2, 2011 in the case of the 2011 notes, and November 1, 2013 in the case of the 2013 notes, until the close of business on the scheduled trading day immediately preceding the maturity date, subject to the prior repurchase of the notes, holders may convert the notes, in multiples of $1,000 principal amount of the notes, at the option of the holder regardless of the foregoing circumstances.

The initial conversion rate for the 2011 notes is 47.2813 shares of common stock per $1,000 principal amount of 2011 notes. This initial conversion rate is equivalent to an initial conversion price of approximately $21.15 per share of common stock.

The initial conversion rate for the 2013 notes is 47.2813 shares of common stock per $1,000 principal amount of 2013 notes. This initial conversion rate is equivalent to an initial conversion price of approximately $21.15 per share of common stock.

Upon valid tender of notes for conversion, we will pay, on the third trading day immediately following the last day of the related observation period (as defined elsewhere in this prospectus supplement), cash and shares of our common stock, if applicable. If a portion of the notes becomes convertible into shares of our common stock, the value of the stock will be based on a daily settlement amount (as defined elsewhere in this prospectus supplement) calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. See “Description of Notes — Conversion Rights — Payment upon Conversion.”

In addition, if a fundamental change (as defined elsewhere in this prospectus supplement) occurs prior to maturity, we will increase the conversion rate for a holder who elects to convert notes in connection with such fundamental change in the circumstances described under “Description of Notes — Adjustment to Shares Delivered upon Conversion upon Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Upon conversion, accrued and unpaid interest will be deemed forfeited.

Exchange in Lieu of Conversion	In connection with any conversion of notes, we may, in lieu of delivering cash and shares of our common stock, if any, upon such conversion, direct the conversion agent to surrender the notes that a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such notes, the designated institution must agree to deliver in exchange for such notes the same amount of cash and shares of our common stock, if any, as would otherwise be deliverable by us upon conversion. If the designated institution accepts any such notes, it will deliver the cash and shares of our common stock, if any, to the conversion agent and the conversion agent will deliver such cash and shares of common stock, if any, to the holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration or the designated financial institution refuses to accept any such exchange, we will convert the notes and deliver to the holder cash and shares of our common stock, if any, as applicable. See “Description of the Notes — Conversion Rights — Exchange in Lieu of Conversion.”

Fundamental Change	If we experience a fundamental change, holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their notes. The repurchase price will be paid in cash and will equal 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. See

“Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Optional Redemption	The notes may not be redeemed prior to maturity.

Sinking Fund	None.

Ranking	The notes are:

• our general unsecured obligations;

• equal in right of payment with any other senior unsecured indebtedness;

• senior in right of payment to any future indebtedness that is contractually subordinated to the notes;

• effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

• structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

As of June 30, 2007, we had outstanding:

• no senior secured indebtedness senior in right of repayment to the notes to the extent of the secured collateral; and

• no subordinated indebtedness.

As of June 30, 2007, our subsidiaries had outstanding liabilities (including trade and other payables but excluding intercompany indebtedness) in the aggregate amount of approximately $2.6 million, which amount is structurally senior to the notes. The indentures do not limit the amount of debt that may be issued by us or our subsidiaries under the indentures or otherwise. Our subsidiaries have not guaranteed any of our obligations under the notes.

Further Issues	We may, without the consent of the holders of the notes, re-open the notes and issue additional notes under the indentures with the same terms and CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, subject to certain conditions. See “Description of Notes — Further Issues.”

Registration Rights	We entered into a registration rights agreement with the initial purchasers of the notes in which we agreed to file with the SEC the shelf registration statement for the resale of the notes and the common stock issuable upon conversion of the notes of which the accompanying prospectus is a part.

The registration rights agreement requires that we use reasonable best efforts to keep the shelf registration statement effective until such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to an effective registration statement or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision.

Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplement thereto, or the sale of the notes or underlying common stock hereunder. See “Registration Rights.”

Use of Proceeds	The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock pursuant to this prospectus supplement, and we will receive none of such proceeds.

Book-entry form	The notes were issued in book-entry form only and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in certain limited circumstances.

Trading	Since their initial issuance, the notes have been eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the notes. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CDNS.”

Risk Factors	Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus supplement, and the SEC filings incorporated by reference herein, before buying any notes.

RISK FACTORS

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the notes offered hereby could decline. You should consider the following risks, as well as the other information included and incorporated by reference in this prospectus supplement, before deciding to invest in the notes.

Risks Related to Our Business

We are subject to the cyclical nature of the integrated circuit and electronics systems industries, and any downturn in these industries may reduce our revenue.

Purchases of our products and services are dependent upon the commencement of new design projects by IC manufacturers and electronics systems companies. The IC and electronics systems industries are cyclical and are characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.

The IC and electronics systems industries have experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both these industries’ and their customers’ products and a decline in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any economic downturn in the industries we serve could harm our business, operating results or financial condition.

Our failure to respond quickly to technological developments could make our products uncompetitive and obsolete.

The industries in which we compete experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. Currently, the industries we serve are experiencing several revolutionary trends:

•	Migration to nanometer design: the size of features such as wires, transistors and contacts on ICs continuously shrink due to the ongoing advances in semiconductor manufacturing processes. Process feature sizes refer to the width of the transistors and the width and spacing of interconnect on the IC. Feature size is normally identified by the transistor length, which is shrinking rapidly to 65 nanometers and smaller. This is commonly referred to in the semiconductor industry as the migration to nanometer design. It represents a major challenge for participants in the semiconductor industry, from IC design and design automation to design of manufacturing equipment and the manufacturing process itself. Shrinkage of transistor length to such proportions is challenging the industry in the application of more complex physics and chemistry that is needed to realize advanced silicon devices. For EDA tools, models of each component’s electrical properties and behavior become more complex as do requisite analysis, design and verification capabilities. Novel design tools and methodologies must be invented quickly to remain competitive in the design of electronics in the smallest nanometer ranges.

•	The challenges of nanometer design are leading some customers to work with older, less risky manufacturing processes. This may reduce their need to upgrade their EDA products and design flows.

•	The ability to design system-on-a-chip devices, or SoCs, increases the complexity of managing a design that, at the lowest level, is represented by billions of shapes on the fabrication mask. In addition, SoCs typically incorporate microprocessors and digital signal processors that are programmed with software, requiring simultaneous design of the IC and the related software embedded on the IC.

•	With the availability of seemingly endless gate capacity, there is an increase in design reuse, or the combining of off-the-shelf design IP with custom logic to create ICs. The unavailability of high-quality design IP that can be reliably incorporated into a customer’s design with Cadence IC implementation products and services could reduce demand for our products and services.

•	Increased technological capability of the Field-Programmable Gate Array, which is a programmable logic chip, creates an alternative to IC implementation for some electronics companies. This could reduce demand for Cadence’s IC implementation products and services.

•	A growing number of low-cost design and methodology services businesses could reduce the need for some IC companies to invest in EDA products.

If we are unable to respond quickly and successfully to these developments, we may lose our competitive position, and our products or technologies may become uncompetitive or obsolete. To compete successfully, we must develop or acquire new products and improve our existing products and processes on a schedule that keeps pace with technological developments and the requirements for products addressing a broad spectrum of designers and designer expertise in our industries. We must also be able to support a range of changing computer software, hardware platforms and customer preferences. We cannot guarantee that we will be successful in this effort.

We have experienced varied operating results, and our operating results for any particular fiscal period are affected by the timing of significant orders for our software products, fluctuations in customer preferences for license types and the timing of revenue recognition under those license types.

We have experienced, and may continue to experience, varied operating results. In particular, we have experienced net losses for some past periods and we may experience net losses in future periods. Various factors affect our operating results and some of them are not within our control. Our operating results for any period are affected by the timing of significant orders for our software products because a significant number of licenses for our software products are in excess of $5.0 million.

Our operating results are also affected by the mix of license types executed in any given period. We license software using three different license types: subscription, term and perpetual. Product revenue associated with term and perpetual licenses is generally recognized at the beginning of the license period, whereas product revenue associated with subscription licenses is recognized over multiple periods during the term of the license. Revenue may also be deferred under term and perpetual licenses until payments become due and payable from customers with nonlinear payment terms or as cash is collected from customers with lower credit ratings. In addition, revenue is impacted by the timing of license renewals, the extent to which contracts contain flexible payment terms, changes in contractual arrangements with existing customers and the mix of license types (i.e., perpetual, term or subscription) for existing customers, which changes could have the effect of accelerating or delaying the recognition of revenue from the timing of recognition under the original contract.

We plan operating expense levels primarily based on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results below expectations because we may not be able to quickly reduce these fixed expenses in response to these short-term business changes.

You should not view our historical results of operations as reliable indicators of our future performance. If revenue or operating results fall short of the levels expected by public market analysts or investors, the trading price of our common stock could decline dramatically.

Our future revenue is dependent in part upon our installed customer base continuing to license or buy additional products, renew maintenance agreements and purchase additional services.

Our installed customer base has traditionally generated additional new license, service and maintenance revenues. In future periods, customers may not necessarily license or buy additional products or contract for additional services or maintenance. Maintenance is generally renewable annually at a customer’s option, and there are no mandatory payment obligations or obligations to license additional software. If our customers decide not to renew their maintenance agreements or license additional products or contract for additional services, or if they reduce the scope of the maintenance agreements, our revenue could decrease, which could have an adverse effect on our results of operations.

We may not receive significant revenue from our current research and development efforts for several years, if at all.

Internally developing software products, integrating acquired software products and integrating intellectual property into existing platforms is expensive, and these investments often require a long time to generate returns. Our strategy involves significant investments in software research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we cannot predict that we will receive significant, if any, revenue from these investments.

Our failure to attract, train, motivate and retain key employees may make us less competitive in our industries and therefore harm our results of operations.

Our business depends on the efforts and abilities of our employees. The high cost of training new employees, not fully utilizing these employees, or losing trained employees to competing employers could reduce our gross margins and harm our business or operating results. Competition for highly skilled employees can be intense, particularly in geographic areas recognized as high technology centers such as the Silicon Valley area, where our principal offices are located, and the other locations where we maintain facilities. If economic conditions continue to improve and job opportunities in the technology industry become more plentiful, we may experience increased employee attrition and increased competition for skilled employees. To attract, retain and motivate individuals with the requisite expertise, we may be required to grant large numbers of stock options or other stock-based incentive awards, which may be dilutive to existing stockholders and increase compensation expense. We may also be required to pay key employees significant base salaries and cash bonuses, which could harm our operating results.

In addition, the NASDAQ Marketplace Rules require stockholder approval for new equity compensation plans and significant amendments to existing plans, including increases in shares available for issuance under such plans, and prohibit NASDAQ member organizations from giving a proxy to vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions. These regulations could make it more difficult for us to grant equity compensation to employees in the future. To the extent that these regulations make it more difficult or expensive to grant equity compensation to employees, we may incur increased compensation costs or find it difficult to attract, retain and motivate employees, which could materially and adversely affect our business.

We have acquired and expect to acquire other companies and businesses and may not realize the expected benefits of these acquisitions.

We have acquired and expect to acquire other companies and businesses in the future. While we expect to carefully analyze each potential acquisition before committing to the transaction, we may not be able to integrate and manage acquired products and businesses effectively. In addition, acquisitions involve a number of risks. If any of the following events occurs after we acquire another business, it could seriously harm our business, operating results or financial condition:

•	Difficulties in combining previously separate businesses into a single unit;

•	The substantial diversion of management’s attention from day-to-day business when evaluating and negotiating these transactions and integrating an acquired business;

•	The discovery, after completion of the acquisition, of liabilities assumed from the acquired business or of assets acquired for which we cannot realize the anticipated value;

•	The failure to realize anticipated benefits such as cost savings and revenue enhancements;

•	The failure to retain key employees of the acquired business;

•	Difficulties related to integrating the products of an acquired business in, for example, distribution, engineering and customer support areas;

•	Unanticipated costs;

•	Customer dissatisfaction with existing license agreements with Cadence which may dissuade them from licensing or buying products acquired by Cadence after the effective date of the license; and

•	The failure to understand and compete effectively in markets in which we have limited experience.

In a number of our previously completed acquisitions, we have agreed to make future payments, or earnouts, based on the performance of the businesses we acquired. The performance goals pursuant to which these future payments may be made generally relate to achievement by the acquired business of certain specified bookings, revenue, product proliferation, product development or employee retention goals during a specified period following completion of the applicable acquisition. Future acquisitions may involve issuances of stock as full or partial payment of the purchase price for the acquired business, grants of incentive stock or options to employees of the acquired businesses (which may be dilutive to existing stockholders), expenditure of substantial cash resources or the incurrence of material amounts of debt.

The specific performance goal levels and amounts and timing of contingent purchase price payments vary with each acquisition. In connection with our acquisitions completed prior to June 30, 2007, we may be obligated to pay up to an aggregate of $2.0 million in cash during the next 12 months and an additional $2.0 million in cash in periods after the next 12 months through August 2008 if certain performance goals related to one or more of the criteria mentioned above are achieved in full.

The competition in our industries is substantial and we may not be able to continue to successfully compete in our industries.

The EDA market and the commercial electronics design and methodology services industries are highly competitive. If we fail to compete successfully in these industries, it could seriously harm our business, operating results or financial condition. To compete in these industries, we must identify and develop or acquire innovative and cost-competitive EDA products, integrate them into platforms and market them in a timely manner. We must also gain industry acceptance for our design and methodology services and offer better strategic concepts, technical solutions, prices and response time, or a combination of these factors, than those of other design companies and the internal design departments of electronics manufacturers. We cannot assure you that we will be able to compete successfully in these industries. Factors that could affect our ability to succeed include:

•	The development by others of competitive EDA products or platforms and design and methodology services, which could result in a shift of customer preferences away from our products and services and significantly decrease revenue;

•	Decisions by electronics manufacturers to perform design and methodology services internally, rather than purchase these services from outside vendors due to budget constraints or excess engineering capacity;

•	The challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges;

•	The significant number of current and potential competitors in the EDA industry and the low cost of entry;

•	Intense competition to attract acquisition targets, which may make it more difficult for us to acquire companies or technologies at an acceptable price or at all; and

•	The combination of or collaboration among many EDA companies to deliver more comprehensive offerings than they could individually.

We compete in the EDA products market primarily with Synopsys, Inc., Mentor Graphics Corporation and Magma Design Automation, Inc. We also compete with numerous smaller EDA companies, with manufacturers of electronic devices that have developed or have the capability to develop their own EDA products, and with numerous electronics design and consulting companies. Manufacturers of electronic devices may be reluctant to purchase design and methodology services from independent vendors such as us because they wish to promote their own internal design departments.

We may need to change our pricing models to compete successfully.

The highly competitive markets in which we compete can put pressure on us to reduce the prices of our products. If our competitors offer deep discounts on certain products in an effort to recapture or gain market segment share or to sell other software or hardware products, we may then need to lower our prices or offer other favorable terms to compete successfully. Any such changes would be likely to reduce our profit margins and could adversely affect our operating results. Any substantial changes to our prices and pricing policies could cause sales and software license revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. Some of our competitors may bundle products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for our products. If we cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced license revenues resulting from lower prices could have an adverse effect on our results of operations.

We rely on our proprietary technology as well as software and other intellectual property rights licensed to us by third parties, and we cannot assure you that the precautions taken to protect our rights will be adequate or that we will continue to be able to adequately secure such intellectual property rights from third parties.

Our success depends, in part, upon our proprietary technology. We generally rely on patents, copyrights, trademarks, trade secret laws, licenses and restrictive agreements to establish and protect our proprietary rights in technology and products. Despite precautions we may take to protect our intellectual property, third parties have tried in the past, and may try in the future, to challenge, invalidate or circumvent these safeguards. The rights granted under our patents or attendant to our other intellectual property may not provide us with any competitive advantages and there is no guarantee that patents will be issued on any of our pending applications and future patents may not be sufficiently broad to protect our technology. Furthermore, the laws of foreign countries may not protect our proprietary rights in those countries to the same extent as applicable law protects these rights in the United States. Many of our products include software or other intellectual property licensed from third parties. We may have to seek new or renew existing licenses for such software and other intellectual property in the future. Our design and methodology services business holds licenses to certain software and other intellectual property owned by third parties, including that of our competitors. Our failure to obtain, for our use, software or other intellectual property licenses or other intellectual property rights on favorable terms, or the need to engage in litigation over these licenses or rights, could seriously harm our business, operating results or financial condition.

We could lose key technology or suffer serious harm to our business because of the infringement of our intellectual property rights by third parties or because of our infringement of the intellectual property rights of third parties.

There are numerous patents in the EDA industry and new patents are being issued at a rapid rate. It is not always practicable to determine in advance whether a product or any of its components infringes the patent rights of others. As a result, from time to time, we may be compelled to respond to or prosecute intellectual property infringement claims to protect our rights or defend a customer’s rights. For example, see the description of the pending patent litigation under the heading “Part II. Other Information — Item 1. Legal Proceedings” in our quarterly report for the period ended June 30, 2007, filed on July 27, 2007.

Intellectual property infringement claims, regardless of merit, could consume valuable management time, result in costly litigation, or cause product shipment delays, all of which could seriously harm our business, operating results or financial condition. In settling these claims, we may be required to enter into royalty or licensing agreements with the third parties claiming infringement. These royalty or licensing agreements, if available, may not have terms favorable to us. Being compelled to enter into a license agreement with unfavorable terms could seriously harm our business, operating results or financial condition. Any potential intellectual property litigation could compel us to do one or more of the following:

•	Pay damages (including the potential for treble damages), license fees or royalties (including royalties for past periods) to the party claiming infringement;

•	Stop licensing products or providing services that use the challenged intellectual property;

•	Obtain a license from the owner of the infringed intellectual property to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	Redesign the challenged technology, which could be time-consuming and costly, or not be accomplished.

If we were compelled to take any of these actions, our business or results of operations may suffer.

If our security measures are breached and an unauthorized party obtains access to customer data, our information systems may be perceived as being unsecure and customers may curtail or stop their use of our products and services.

Our products and services involve the storage and transmission of customers’ proprietary information, and breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Because techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose existing customers and our ability to obtain new customers.

We may not be able to effectively implement our restructuring activities, and our restructuring activities may not result in the expected benefits, which would negatively impact our future results of operations.

The EDA market and the commercial electronics design and methodology services industries are highly competitive and change quickly. We have responded to increased competition and changes in the industries in which we compete, in part, by restructuring our operations and at times reducing the size of our workforce. Despite our restructuring efforts in prior years, we may not achieve all of the operating expense reductions and improvements in operating margins and cash flows anticipated from those restructuring activities in the periods contemplated. Our inability to realize these benefits may result in an inefficient business structure that could negatively impact our results of operations.

As part of our restructuring activities in prior years, we have reduced the workforce in certain revenue-generating portions of our business. These reductions in staffing levels could require us to forego certain future opportunities due to resource limitations, which could negatively affect our long-term revenues.

We cannot assure you that we will not be required to implement further restructuring activities or reductions in our workforce based on changes in the markets and industries in which we compete or that any future restructuring efforts will be successful.

The long sales cycle of our products and services makes the timing of our revenue difficult to predict and may cause our operating results to fluctuate unexpectedly.

We have a long sales cycle that generally extends at least three to six months. The length of the sales cycle may cause our revenue or operating results to vary from quarter to quarter. The complexity and expense associated with our business generally require a lengthy customer education, evaluation and approval process. Consequently, we may incur substantial expenses and devote significant management effort and expense to develop potential relationships that do not result in agreements or revenue and may prevent us from pursuing other opportunities.

In addition, sales of our products and services may be delayed if customers delay approval or commencement of projects because of:

•	The timing of customers’ competitive evaluation processes; or

•	Customers’ budgetary constraints and budget cycles.

Long sales cycles for acceleration and emulation hardware products subject us to a number of significant risks over which we have limited control, including insufficient, excess or obsolete inventory, variations in inventory valuation and fluctuations in quarterly operating results.

Also, because of the timing of large orders and our customers’ buying patterns, we may not learn of bookings shortfalls, revenue shortfalls, earnings shortfalls or other failures to meet market expectations until late in a fiscal quarter. These factors may cause our operating results to fluctuate unexpectedly.

The effect of foreign exchange rate fluctuations and other risks to our international operations may seriously harm our financial condition.

We have significant operations outside the United States. Our revenue from international operations as a percentage of total revenue was approximately 50% for the three months ended June 30, 2007 and 54% for the three months ended July 1, 2006. We expect that revenue from our international operations will continue to account for a significant portion of our total revenue. We also transact business in various foreign currencies. Recent economic and political uncertainty and the volatility of foreign currencies in certain regions, most notably the Japanese yen, European Union euro, British pound and Indian rupee have had, and may in the future have, a harmful effect on our revenue or operating results.

Fluctuations in the rate of exchange between the United States dollar and the currencies of other countries in which we conduct business could seriously harm our business, operating results or financial condition. For example, if there is an increase in the rate at which a foreign currency exchanges into United States dollars, it will take more of the foreign currency to equal the same amount of United States dollars than before the rate increase. If we price our products and services in the foreign currency, we will receive fewer United States dollars than we did before the rate increase went into effect. If we price our products and services in United States dollars, an increase in the exchange rate will result in an increase in the price for our products and services compared to those products of our competitors that are priced in local currency. This could result in our prices being uncompetitive in markets where business is transacted in the local currency.

Exposure to foreign currency transaction risk can arise when transactions are conducted in a currency different from the functional currency of one of our subsidiaries. A subsidiary’s functional currency is generally the currency in which it primarily conducts its operations, including product pricing, expenses and borrowings. Although we attempt to reduce the impact of foreign currency fluctuations, significant exchange rate movements may hurt our results of operations as expressed in United States dollars.

Our international operations may also be subject to other risks, including:

•	The adoption or expansion of government trade restrictions;

•	Limitations on repatriation of earnings;

•	Limitations on the conversion of foreign currencies;

•	Reduced protection of intellectual property rights in some countries;

•	Recessions in foreign economies;

•	Longer collection periods for receivables and greater difficulty in collecting accounts receivable;

•	Difficulties in managing foreign operations;

•	Political and economic instability;

•	Unexpected changes in regulatory requirements;

•	Tariffs and other trade barriers; and

•	United States and other governments’ licensing requirements for exports, which may lengthen the sales cycle or restrict or prohibit the sale or licensing of certain products.

We have offices throughout the world, including key research and development facilities outside of the United States. Our operations are dependent upon the connectivity of our operations throughout the world. Activities that interfere with our international connectivity, such as computer “hacking” or the introduction of a virus into our computer systems, could significantly interfere with our business operations.

Our operating results could be adversely affected as a result of changes in our effective tax rates.

Our future effective tax rates could be adversely affected by the following:

•	Earnings being lower than anticipated in countries where we are taxed at lower rates as compared to the United States federal and state statutory tax rates;

•	An increase in expenses not deductible for tax purposes, including certain stock-based compensation, write-offs of acquired in-process research and development and impairment of goodwill;

•	Changes in the valuation of our deferred tax assets and liabilities;

•	Changes in tax laws or the interpretation of such tax laws;

•	Changes in judgment from the evaluation of new information that results in a recognition, derecognition, or change in measurement of a tax position taken in a prior period;

•	Increases to interest expenses classified in the financial statements as income taxes;

•	New accounting standards or interpretations of such standards;

•	A change in our decision to indefinitely reinvest foreign earnings outside the United States; or

•	Results of tax examinations by the Internal Revenue Service, or IRS, and state and foreign tax authorities.

Any significant change in our future effective tax rates could adversely impact our results of operations for future periods.

We have received examination reports from the Internal Revenue Service proposing deficiencies in certain of our tax returns, and the outcome of current and future tax examinations may have a material adverse effect on our results of operations and cash flows.

The IRS and other tax authorities regularly examine our income tax returns. In November 2003, the IRS completed its field examination of our federal income tax returns for the tax years 1997 through 1999 and issued a Revenue Agent’s Report, or RAR, in which the IRS proposed to assess an aggregate tax deficiency for the three-year period of approximately $143.0 million. The most significant of the disputed adjustments for the tax years 1997 through 1999 relates to transfer pricing arrangements that we had with a foreign subsidiary. We have filed a protest to certain of the proposed adjustments with the Appeals Office of the IRS where the matter is currently being considered.

In July 2006, the IRS completed its field examination of our federal income tax returns for the tax years 2000 through 2002 and issued an RAR in which the IRS proposed to assess an aggregate tax deficiency for the three-year period of approximately $324.0 million. In November 2006, the IRS revised the proposed aggregate tax deficiency for the three-year period to be approximately $318.0 million. The IRS is contesting our qualification for deferred recognition of certain proceeds received from restitution and settlement in connection with litigation during the period. The proposed tax deficiency for this item is approximately $152.0 million. The remaining proposed tax deficiency of approximately $166.0 million is primarily related to proposed adjustments to our transfer pricing arrangements that we had with foreign subsidiaries and to our deductions for foreign trade income. The IRS took similar positions with respect to our transfer pricing arrangements in the prior examination period and may make similar claims against our transfer pricing arrangements in future examinations. We have filed a timely protest with the IRS and will seek resolution of the issues through the Appeals Office of the IRS.

We believe that the proposed IRS adjustments are inconsistent with applicable tax laws and we are challenging these proposed adjustments vigorously. The RARs are not final Statutory Notices of Deficiency but the IRS imposes interest on the proposed deficiencies until the matters are resolved. Interest is compounded daily at rates published by the IRS, which rates are adjusted quarterly and have been between four and ten percent since 1997. The IRS is currently examining our federal income tax returns for the tax years 2003 through 2005.

We adopted the provisions of FIN No. 48 on December 31, 2006, which was the first day of our 2007 fiscal year. FIN No. 48 prescribes a new recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. Under FIN No. 48, only income tax positions that meet the “more likely than not” recognition threshold may be recognized in the financial statements. An income tax position that meets the “more likely than not” recognition threshold shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information.

Significant judgment is required in applying the principles of FIN No. 48 and SFAS No. 109. The calculation of our provision for income taxes involves dealing with uncertainties in the application of complex tax laws and regulations. In determining the adequacy of our provision for income taxes, we regularly assess the potential settlement outcomes resulting from income tax examinations including the current IRS exam and the RARs for the tax years 1997 through 2002. However, the final outcome of tax examinations, including the total amount payable or the timing of any such payments upon resolution of these issues, cannot be predicted with certainty. In addition, we cannot assure you that such amount will not be materially different than that which is reflected in our historical income tax provisions and accruals. Should the IRS or other tax authorities assess additional taxes as a result of a current or a future examination, we may be required to record charges to operations in future periods that could have a material impact on the results of operations, financial position or cash flows in the applicable period or periods.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and material differences between forecasted and actual tax rates could have a material impact on our results of operations.

Forecasts of our income tax position and resultant effective tax rate are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits and losses earned by us and our subsidiaries in tax jurisdictions with a broad range of income tax rates, as well as benefits from available deferred tax assets, the impact of various accounting rules and changes to these rules, and costs resulting from tax audits. To forecast our global tax rate, pre-tax profits and losses by jurisdiction are estimated and tax expense by jurisdiction is calculated. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimates, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of operations.

Failure to obtain export licenses could harm our business by rendering us unable to ship products and transfer our technology outside of the United States.

We must comply with regulations of the United States and of certain other countries in shipping our software products and transferring our technology outside the United States and to foreign nationals. Although we have not had any significant difficulty complying with such regulations so far, any significant future difficulty in complying could harm our business, operating results or financial condition.

Errors or defects in our products and services could expose us to liability and harm our reputation.

Our customers use our products and services in designing and developing products that involve a high degree of technological complexity, each of which has its own specifications. Because of the complexity of the systems and products with which we work, some of our products and designs can be adequately tested only when put to full use in the marketplace. As a result, our customers or their end users may discover errors or defects in our software or the systems we design, or the products or systems incorporating our design and intellectual property may not operate as expected. Errors or defects could result in:

•	Loss of customers;

•	Loss of market segment share;

•	Failure to attract new customers or achieve market acceptance;

•	Diversion of development resources to resolve the problem;

•	Loss of or delay in revenue;

•	Increased service costs; and

•	Liability for damages.

If we become subject to unfair hiring claims, we could be prevented from hiring needed employees, incur liability for damages and incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring employees or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could also divert the attention of our management away from our operations.

Our business is subject to the risk of earthquakes, floods and other natural catastrophic events.

Our corporate headquarters, including certain of our research and development operations and certain of our distribution facilities, is located in the Silicon Valley area of Northern California, which is a region known to experience seismic activity. In addition, several of our facilities, including our corporate headquarters, certain of our research and development operations, and certain of our distribution operations, are in areas of San Jose, California that have been identified by the Director of the Federal Emergency Management Agency, or FEMA, as being located in a special flood area. The areas at risk are identified as being in a one hundred year flood plain, using FEMA’s Flood Hazard Boundary Map or the Flood Insurance Rate Map. If significant seismic or flooding activity were to occur, our operations may be interrupted, which would adversely impact our business and results of operations.

We maintain research and development and other facilities in parts of the world that are not as politically stable as the United States, and as a result we may face a higher risk of business interruption from acts of war or terrorism than businesses located only or primarily in the United States.

We maintain international research and development and other facilities, some of which are in parts of the world that are not as politically stable as the United States. Consequently, we may face a greater risk of business interruption as a result of terrorist acts or military conflicts than businesses located domestically. Furthermore, this potential harm is exacerbated given that damage to or disruptions at our international research and development facilities could have an adverse effect on our ability to develop new or improve existing products as compared to other businesses which may only have sales offices or other less critical operations abroad. We are not insured for losses or interruptions caused by acts of war or terrorism.

Risks Related to the Notes and the Common Stock Issuable upon Conversion of the Notes

In the following risk factors, the term “notes” refers to the 2011 notes and 2013 notes unless specifically stated otherwise.

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and could prevent us from fulfilling our obligations under such indebtedness and the notes.

We have a substantial level of debt. As of June 30, 2007, we (excluding our subsidiaries) had a total of approximately $730.4 million of indebtedness, of which the notes and the 2023 notes comprise the entire amount. The level of our indebtedness, among other things, could:

•	Make it difficult for us to satisfy our payment obligations on our debt as described below;

•	Make it difficult for us to incur additional debt or obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	Limit our flexibility in planning for or reacting to changes in our business;

•	Reduce funds available for use in our operations;

•	Make us more vulnerable in the event of a downturn in our business;

•	Make us more vulnerable in the event of an increase in interest rates if we must incur new debt to satisfy our obligations under the notes or the 2023 notes; or

•	Place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have greater access to capital resources.

If we experience a decline in revenue due to any of the factors described in this section entitled “Risk Factors,” or otherwise, we could have difficulty paying amounts due on our indebtedness. In the case of the 2023 notes, although they mature in 2023, the holders of the 2023 notes may require us to repurchase their notes at an additional premium of 0.25% in 2008, which makes it probable that we will be required to repurchase the 2023 notes in 2008 if they have not first been repurchased by us or are not otherwise converted. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, including the notes and the 2023 notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under our other indebtedness. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition. In addition, a material default on our indebtedness could suspend our eligibility to register securities using certain registration statement forms under SEC guidelines that permit incorporation by reference of substantial information regarding us, which could potentially hinder our ability to raise capital through the issuance of our securities and will increase the costs of such registration to us.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional indebtedness, including other senior debt or secured debt. In addition, the indentures governing the notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indentures do not afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes — Conversion Rights — Fundamental Change Permits Holders to Require us to Purchase Notes” and “Description of Notes — Adjustment to Shares Delivered Upon Conversion upon Fundamental Change.”

We may be unable to repay or repurchase the notes or our other indebtedness.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a fundamental change, as defined under “Description of Notes — Conversion Rights — Fundamental Change Permits Holders to Require us to Purchase Notes” occurs, you may require us to repurchase all or a portion of your notes. Also, we are required to pay up to the principal portion of the conversion amount of the notes in cash. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due at maturity, the repurchase price of the notes upon a fundamental change or the cash payable upon conversion of the notes. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the notes. If we are prohibited from repaying or repurchasing the notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the notes. Any such failure would constitute an event of default under the indentures which could, in turn, constitute a default under the terms of our other indebtedness.

With respect to the 2023 notes, at their maturity the entire outstanding principal amount of the 2023 notes will become due and payable. Holders of the 2023 notes may require us to repurchase for cash all or any portion of the 2023 notes on August 15, 2008 for 100.25% of the principal amount, August 15, 2013 for 100.00% of the principal amount and August 15, 2018 for 100.00% of the principal amount. As a result, although the 2023 notes mature in 2023, the holders may require us to repurchase the 2023 notes at an additional premium in 2008, which makes it probable that we will be required to repurchase the 2023 notes in 2008 to the extent the 2023 notes have not been repurchased by us or have not otherwise been converted.

The notes are unsecured and rank pari passu with our other senior debt; the notes are effectively subordinated to our secured debt to the extent of the secured collateral and structurally subordinated to all liabilities of our subsidiaries.

The notes rank pari passu with other senior debt of Cadence, including the 2023 notes, and our trade payables. The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the secured collateral. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. As of June 30, 2007, excluding trade payables, we had approximately $730.4 million of senior indebtedness, and no secured senior indebtedness outstanding.

None of our subsidiaries have guaranteed our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. Further, we have elected to permanently re-invest our earnings from foreign subsidiaries outside of the United States. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. As of June 30, 2007, our subsidiaries had outstanding liabilities (including trade payables and other payables, but excluding intercompany indebtedness) in the aggregate amount of approximately $2.6 million, which amount is structurally senior to the notes.

The convertible note hedge transactions, as well as the separate warrant transactions, may affect the value of the notes and our common stock.

We entered into convertible note hedge transactions with the hedge participants. These transactions are expected, but are not guaranteed, to eliminate a portion of the potential dilution of our common stock upon conversion of the notes. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. These activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares or the value of the common stock you will receive upon the conversion of the notes. The hedge participants are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes or terminate the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification is likely to occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options under the convertible note hedge transactions and under the separate warrant transactions, the hedge participants who are party to these transactions expect to sell or purchase shares of our common stock in secondary market transactions or enter into or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes.

An active public market may not develop for the notes.

The notes are a new issue of securities with no established trading market. Since their initial issuance, the notes have been eligible for trading in the PORTAL market. However, the notes resold pursuant to this prospectus supplement and the accompanying prospectus will no longer be eligible for trading in the PORTAL market, and we do not intend to list them on any other automated quotation system or any securities exchange. At the time of the initial issuance of the notes in December 2006, the initial purchasers of the notes advised us that that they intended to make a market in the notes; however, they are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, and without notice. If the initial purchasers cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our performance or prospects, as well as by declines in the prices of securities, or the performance or prospects of similar companies.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the common stock issuable upon conversion of the notes when desired or at attractive prices.

The market price of the notes is expected to be affected significantly by the market price of our common stock. The market price of our common stock is subject to significant fluctuations in response to other risk factors included in, or other risks described in the documents incorporated by reference in, this prospectus supplement and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our common stock and the notes.

In addition, the stock markets have experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes also will be subject to the risk of volatility and depressed prices of our common stock.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. The indentures do not restrict our ability to issue additional shares of common stock or other securities convertible into or exchangeable for our common stock. We have used and may continue to use our common stock or securities convertible into or exchangeable for our common stock to acquire technology, product rights or businesses, or for other purposes. Because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the notes to decline.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes.

The ability of holders of the notes to convert their notes is conditioned on the closing price of our common stock, the trading price of the notes or the occurrence of specified corporate transactions, such as a change in control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert their notes only during the subsequent calendar quarter. If the trading price condition for conversion of the notes is satisfied, holders may convert the notes for only five business days thereafter. If the closing price threshold is not satisfied, the trading price condition is not satisfied and none of the specified corporate transactions that would permit a holder to convert notes occurs, holders would not be able to convert notes except during the 30 trading day period immediately prior to their applicable maturity dates.

The make-whole premium that may be payable upon a fundamental change may not adequately compensate you for the lost option value of your notes as a result of such the reduced time to maturity upon fundamental change.

If you convert your notes in connection with a fundamental change, we will be required to increase the conversion rate applicable to your notes, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Fundamental Change.” While the increase in the applicable conversion rate is designed to compensate you for the lost option value of your notes as a result of the reduced time to maturity upon a fundamental change, the increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a fundamental change under the indentures.

The term “fundamental change” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating, if any, of the notes. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Redemption at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock. You will only be entitled to rights with respect to our common stock if and when we deliver shares of common stock, if any, to you in exchange for your notes and, in limited cases, under the anti-dilution adjustment provisions of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any such amendment.

The U.S. federal income tax consequence of converting the notes are uncertain.

The U.S. federal income tax treatment of a conversion of notes into cash and shares of our common stock, if any, is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into cash and shares of our common stock, if any. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus supplement under the heading “Certain United States Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions” and “Certain United States Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Dividends and Constructive Distributions” for more details.

We may not be able to raise the funds necessary to finance a fundamental change purchase or to make the payments due upon conversion.

Upon the occurrence of a fundamental change, holders of notes may require us to purchase their notes. In addition, we will be required to make cash payments to holders on conversion of the notes. However, it is possible that we would not have sufficient funds to make the required purchase of notes.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Anti-takeover defenses in our governing documents and certain provisions under Delaware law could prevent an acquisition of our company or limit the price that investors might be willing to pay for our common stock.

Our certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law that apply to us could make it difficult for another company to acquire control of our company. For example:

•	Our certificate of incorporation allows our board of directors to issue, at any time and without stockholder approval, preferred stock with such terms as it may determine. No shares of preferred stock are currently outstanding. However, the rights of holders of any of our preferred stock that may be issued in the future may be superior to the rights of holders of our common stock.

•	Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with a person owning 15% or more of its voting stock, or who is affiliated with the corporation and owned 15% or more of its voting stock at any time within three years prior to the proposed business combination, for a period of three years from the date the person became a 15% owner, unless specified conditions are met.

All or any one of these factors could limit the price that certain investors would be willing to pay for shares of our common stock and could delay, prevent or allow our board of directors to resist an acquisition of our company, even if the proposed transaction was favored by a majority of our independent stockholders.

USE OF PROCEEDS

The proceeds from the sale of the notes and the common stock offered pursuant to this prospectus supplement are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus supplement.

DESCRIPTION OF NOTES

We issued the 1.375% Convertible Senior Notes due 2011 (the “2011 notes”) and the 1.500% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) under separate indentures dated as of December 19, 2006 (each, an “indenture” and collectively, the “indentures”) between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”). The terms of the notes of each series include those expressly set forth in the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indentures from us.

The following description is a summary of the material provisions of each series of notes and each indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indentures, including the definitions of certain terms used in the indentures. Because the 2011 notes and 2013 notes are issued under separate indentures and have different maturity dates, interest rates, conversion rates and conversion prices, the meanings of certain terms (such as “conversion rate,” “trading price,” “daily settlement amount” and “daily conversion value”) used in the following description depends upon the series of notes. For example, when we refer to the “daily conversion value” of the notes without specifying a series of notes, we mean the daily conversion value applicable to the 2011 notes, with respect to 2011 notes, and the daily conversion value applicable to the 2013 notes, with respect to the 2013 notes. We urge you to read the indentures because they, and not this description, define your rights as a holder of the notes.

For purposes of this description and the description set forth under the heading “Registration Rights”, references to the “Company,” “we,” “our” and “us” refer only to Cadence Design Systems, Inc. and not to any of its subsidiaries.

General

The 2011 notes are initially limited to $250 million aggregate principal amount and will mature on December 15, 2011 unless earlier converted or repurchased.

The 2013 notes are initially limited to $250 million aggregate principal amount and will mature on December 15, 2013 unless earlier converted or repurchased.

The notes

•	are:

•	our general unsecured obligations;

•	equal in right of payment with any existing or future senior unsecured indebtedness of ours;

•	senior in right of payment to any future indebtedness that is contractually subordinated to the notes;

•	effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•	issued without interest coupons, in denominations of $1,000 and integral multiples of $1,000;

•	represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form; and

•	are expected to be eligible for trading in the PORTAL market.

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

As of June 30, 2007, we had approximately:

•	$230.4 million of senior unsecured indebtedness outstanding equal in right of payment to the notes, consisting of the 2023 notes;

•	no senior secured indebtedness outstanding senior in right of repayment to the notes to the extent of the secured collateral; and

•	no subordinated indebtedness.

In addition, our consolidated subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of approximately $2.6 million that is structurally senior to the notes and scheduled to mature prior to the notes. The indentures do not limit the amount of debt that may be issued by us or any of our subsidiaries under the indentures or otherwise. None of our subsidiaries have guaranteed any of our obligations under the notes.

Subject to fulfillment of certain conditions and during the periods described below, the 2011 notes may be converted initially at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $21.15 per share of common stock) and the 2013 notes may be converted initially at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $21.15 per share of common stock). The conversion rates are subject to adjustment if certain events occur. We will settle conversions of all notes validly tendered for conversion in cash and shares of common stock, if any, based upon a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period as described below. You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indentures with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes by tender offer, in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered upon Conversion upon Fundamental Change,” the indentures do not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. No sinking fund is provided for the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office of the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indentures. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indentures. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

The 2011 notes bear interest at a rate of 1.375% per year and the 2013 notes bear interest at a rate of 1.500% per year, in each case from December 19, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months. Any payment required to be made on a day that is not a business day will be made on the next succeeding business day. A “business day” is any day that is not a Saturday, Sunday or legal holiday on which banking institutions in The City of New York or the city in which the principal corporate trust office of the trustee is located are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings“— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion upon Specified Corporate Transactions,” holders may convert their 2011 notes at an initial conversion rate of 47.2813 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $21.15 per share of common stock) at any time prior to the close of business on the scheduled trading day immediately preceding December 15, 2011 and their 2013 notes at an initial conversion rate of 47.2813 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $21.15 per share of common stock) at any time prior to the close of business on the scheduled trading day immediately preceding December 15, 2013. On and after November 2, 2011 in the case of the 2011 notes and on and after November 1, 2013 in the case of the 2013 notes, holders may convert each of their notes at the applicable conversion rate regardless of the conditions described under the headings “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion upon Specified Corporate Transactions” until the close of business on the scheduled trading day immediately preceding the maturity date of December 15, 2011 in the case of the 2011 notes and December 15, 2013 in the case of the 2013 notes.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our settlement of conversions as described below under “— Payment upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note.

Upon conversion, accrued and unpaid interest will be deemed forfeited.

Notwithstanding the preceding paragraphs, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	in connection with a conversion following the last regular record date preceding the maturity date;

•	if we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to November 2, 2011, in the case of the 2011 notes and November 1, 2013 in the case of the 2013 notes, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes of such series at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any or all of the initial purchasers, but if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we shall so notify the holders of notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include any or all of the initial purchasers, selected by us for this purpose.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a last reported sale price for our common stock (other than a last reported sale price referred to in the last sentence of the prior paragraph) is available for such day.

“Market disruption event” means the occurrence or existence for more than a one-half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Based on Common Stock Price

Prior to maturity, a holder may surrender notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending March 31, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Transactions

If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date for the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

In addition, if we are party to any transaction or event that constitutes a “fundamental change” (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”), a holder may surrender notes for conversion at any time from and after the date which is 15 scheduled trading days prior to the anticipated effective date of the transaction or event until and including the later of the date which is 15 scheduled trading days after the effective date of such transaction or event or the repurchase date corresponding to such fundamental change, and such holder may be entitled to receive extra shares upon any conversion as described below under “— Adjustment to Shares Delivered upon Conversion upon Fundamental Change.” We will notify holders of the occurrence of a fundamental change no later than 15 scheduled trading days prior to the anticipated effective date of such transaction.

You will also have the right to convert your notes if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time from and after the date which is 15 scheduled trading days prior to the anticipated effective date of such transaction until and including the date which is 15 scheduled trading days after the effective date of any such transaction. We will notify holders at least 15 scheduled trading days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, you will have the conversion right described in the preceding paragraph and you will have the right to require us to repurchase your notes as set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indentures.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indentures.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the observation period (as defined below), such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, cash and shares of our common stock, if any, equal to the consideration due upon conversion, as determined below under “— Payment upon Conversion.” By the close of business on the trading day immediately preceding the start of the observation period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent of the cash and shares of our common stock, if any, to be delivered upon exchange.

If the designated institution accepts any such notes, it will deliver cash and shares of our common stock, if any, to the conversion agent and the conversion agent will deliver the cash and shares, if any, to the holder electing to convert such notes. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter, but not later than the third trading day immediately following the last day of the observation period, convert the notes into cash and shares, if any, of our common stock, as described below under “— Payment upon Conversion.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Payment upon Conversion

We will settle conversion of all notes validly tendered for conversion in cash and shares of our common stock, if applicable. We will settle each $1,000 principal amount of notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.

The “observation period” with respect to any note means:

•	for notes that are converted on or after the 23rd scheduled trading day prior to the maturity date of the notes, the 20 consecutive trading-day period beginning on the third trading day following the 23rd scheduled trading day prior to the maturity date; and

•	in all other instances, the 20 consecutive trading-day period beginning on and including the second trading day after the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value relating to such day; and

•	if such daily conversion value exceeds $50, a number of shares of our common stock equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page CDNS.UQ <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in good faith using a volume-weighted method or by a nationally recognized independent investment banking firm retained for this purpose by us).

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above (based on the last reported sale price of our common stock on the last day of the applicable observation period).

The indentures require us to pay up to the principal portion of the conversion amount of the notes in cash. See “Risk Factors — Risks Related to the Notes and the Common Stock Issuable upon Conversion of the Notes.” While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future, which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “— Events of Defaults” below.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

Adjustment Events.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ =CR(0)	×	OS’ OS(0)

where,

CR(0) = the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately on and after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS(0) = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately on and after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR(0)	×	OS(0) + X OS(0) + Y

where,

CR(0) = the conversion rate in effect immediately prior to the “ex-date” for such event;

CR’ = the conversion rate in effect immediately on and after the “ex-date” for such event;

OS(0) = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such event;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above or clause (5) below;

•	dividends or distributions paid exclusively in cash as described in clause (4); and

•	as described below in this clause (3) with respect to spin-offs;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR(0)	×	SP(0) SP(0) − FMV

where,

CR(0) = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately on and after the “ex-date” for such distribution;

SP(0) = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the “ex-date” relating to such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” relating to such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR(0)	×	FMV(0) + MP(0) MP(0)

where,

CR(0) = the conversion rate in effect immediately prior to 5:00 p.m. on the 10th trading day immediately following, and including, the effective date of the spin-off;

CR’ = the conversion rate in effect immediately from and after 5:00 p.m. on the 10th trading day immediately following, and including, the effective date of the spin-off;

FMV(0) = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, and including, the effective date of the spin-off; and

MP(0) = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the ten trading days from, and including, the effective date of any spin-off, references within this paragraph (3) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock (other than as described in clause (3) above or clause (5) below), the conversion rate will be adjusted based on the following formula:

CR’ = CR(0)	×	SP(0) SP(0) − C

where,

CR(0) = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately on and after the “ex-date” for such distribution;

SP(0) = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” relating to such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR(0)	×	AC + (SP’ × OS’) OS(0) × SP

where,

CR(0) = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS(0) = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

Notwithstanding anything in this section “— Conversion Rate Adjustments” to the contrary (subject only to the provisions of the second succeeding sentence), the conversion rate shall not exceed 111.8594 shares per $1,000 principal amount of the notes, equivalent to a conversion price of $8.94 per share of common stock, other than as a result of proportional adjustments to the conversion rate in the manner set forth in clauses (1) and (2) above (the limitations on the conversion rate set forth in this sentence are herein referred to as the “conversion rate cap”). Accordingly, other than as a result of such proportional adjustments (subject only to the provisions of the next succeeding sentence), in no event will the shares issuable upon conversion of the notes exceed 20% of our common stock outstanding before the issuance of the notes or such other percentage as may subsequently be required by the NASD rules or any listing standards applicable to us. We have agreed not to take any action described in clauses (3), (4) or (5) above if, as a result of such action, the conversion rate adjustment that would otherwise be made pursuant to the provisions of clauses (3), (4) or (5) would result in a violation of NASD Rule 4350 as such rule or successor to such rule may be then in effect and interpreted by the NASD (or any similar rule of any U.S. national securities exchange which is the principal exchange upon which our common stock is listed). If such action would not result in a violation of NASD Rule 4350 (or any such similar rule), then the conversion rate cap shall not apply to such action taken by us.

If the application of the foregoing formulas (other than the application of the formula set forth in clause (1) in the event of any stock combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Events that Will not Result in Adjustments.  The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change or upon maturity.

Treatment of Reference Property.  In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into:

•	cash up to the aggregate principal amount thereof; and

•	in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events (“reference property”).

The amount of any reference property you receive will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Treatment of Rights.  We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate.  We are permitted, to the extent permitted by law and subject to the applicable rules of the principal U.S. national securities exchange on which our common stock is traded, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Tax Effect.  A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

Adjustment to Shares Delivered upon Conversion upon Fundamental Change

If you elect to convert your notes at any time on or after the 15th scheduled trading day prior to the anticipated effective date of a “fundamental change” (as defined below) until the related fundamental change repurchase date, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 15 scheduled trading days prior to the anticipated effective date of such transaction. We will settle conversions of notes as described below under “— Settlement of Conversions in a Fundamental Change.”

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the 2011 Make-Whole Table and the 2013 Make-Whole Table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

2011 Make-Whole Table.  The table below sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of 2011 notes.

	Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

	18.00	20.00	22.50	25.00	27.50	30.00	35.00	40.00	45.00	50.00	55.00	60.00
December 15, 2006	8.2743	6.1740	4.4293	3.2956	2.5373	2.0148	1.3711	1.0057	0.7742	0.6136	0.4947	0.4023
December 15, 2007	8.2743	6.0318	4.1674	2.9941	2.2375	1.7359	1.1495	0.8363	0.6449	0.5141	0.4171	0.3413
December 15, 2008	8.2743	5.7158	3.7367	2.5476	1.8216	1.3675	0.8768	0.6360	0.4948	0.3986	0.3264	0.2689
December 15, 2009	8.2743	5.2459	3.1270	1.9472	1.2919	0.9224	0.5735	0.4227	0.3363	0.2755	0.2282	0.1894
December 15, 2010	8.2743	4.4934	2.1805	1.0964	0.6203	0.4140	0.2684	0.2114	0.1739	0.1446	0.1208	0.1009
December 15, 2011	8.2743	2.7187	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $60.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $18.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock issuable upon conversion in connection with a fundamental change exceed 8.2743 per $1,000 principal amount of 2011 notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments,” including the limitations described therein.

In addition, if you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

2013 Make-Whole Table.  The table below sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of 2013 notes.

	Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

	18.00	20.00	22.50	25.00	27.50	30.00	35.00	40.00	45.00	50.00	55.00	60.00
December 15, 2006	8.2743	6.4512	4.8932	3.8393	3.1010	2.5661	1.8590	1.4200	1.1222	0.9061	0.7414	0.6115
December 15, 2007	8.2743	6.3488	4.7097	3.6253	2.8832	2.3580	1.6844	1.2798	1.0110	0.8179	0.6711	0.5552
December 15, 2008	8.2743	6.1312	4.4188	3.3167	2.5849	2.0823	1.4625	1.1055	0.8739	0.7091	0.5840	0.4847
December 15, 2009	8.2743	5.8548	4.0555	2.9386	2.2263	1.7571	1.2087	0.9103	0.7221	0.5891	0.4877	0.4066
December 15, 2010	8.2743	5.5165	3.6043	2.4758	1.7976	1.3779	0.9253	0.6978	0.5584	0.4596	0.3832	0.3213
December 15, 2011	8.2743	5.0599	2.9990	1.8780	1.2696	0.9324	0.6148	0.4716	0.3841	0.3199	0.2690	0.2269
December 15, 2012	8.2743	4.3400	2.0716	1.0447	0.6114	0.4290	0.2979	0.2403	0.2000	0.1682	0.1422	0.1205
December 15, 2013	8.2743	2.7187	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $60.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $18.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock issuable upon conversion in connection with a fundamental change exceed 8.2743 per $1,000 principal amount of 2013 notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments,” including the limitations described therein.

In addition, if you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of Conversions in a Fundamental Change

As described above under “— Conversion Rate Adjustments — Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be convertible into reference property or cash and reference property as applicable. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, we will settle such conversion as described under “— Payment upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable observation period.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of our notice of the fundamental change as set forth in the this section. The price we are required to pay (the “fundamental change purchase price”) is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates). Any notes purchased by us will be paid for in cash.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock, or depositary receipts representing such shares, that are:

•	listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for quotation on a United States system of automated dissemination of quotations of securities prices similar to the NASDAQ National Market prior to its designation as a national securities exchange.

On or before the 10th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price, if applicable;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indentures; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the fundamental change repurchase date, a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the applicable indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase price and fundamental change purchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We May be Unable to Repay or Repurchase the Notes or our Other Indebtedness”. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indentures. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our debt holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. Certain of our debt agreements may limit our ability to repurchase notes.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Optional Redemption by the Company

The notes may not be redeemed prior to maturity.

Consolidation, Merger and Sale of Assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indentures all of our obligations under the notes and the indentures; and (ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indentures. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise all of our rights and powers under the indentures.

Although these types of transactions are permitted under the indentures, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an “event of default” under each indenture:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase or upon declaration;

(3) our failure to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right;

(4) our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;

(5) our failure to issue a fundamental change notice when due;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding has been received to comply with any of our other agreements contained in the applicable series of notes or indenture;

(7) default by us or any majority owned subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $50 million in the aggregate of us and/or any subsidiary (other than debt for borrowed money secured only by the real property to which the debt relates and which is non-recourse to us or our subsidiaries), whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes) (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding 2011 notes or 2013 notes, as applicable, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes of the applicable series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of each series may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the notes of such series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of 2011 notes or 2013 notes, as applicable, may pursue any remedy with respect to the indentures or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes of the applicable series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes of the applicable series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding 2011 notes or the outstanding 2013 notes, as applicable, are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indentures provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indentures or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder on the note register, notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Notwithstanding the foregoing, the indentures provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes and will for the next 30 days after the occurrence of such an event of default consist exclusively of the right to receive an additional extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. If we so elect, the extension fee will be payable on all outstanding notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indentures first occurs, which will be the 60th day after notice to the Company of its failure to so comply. On the 90th day after such event of default or, if we have elected to pay the additional extension fee, the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 90th or 120th day, as applicable), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 90 or 120 days, as applicable, after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

Modification and Amendment

Subject to certain exceptions, the indentures or the notes may be amended with the consent of the holders of at least a majority in principal amount of the 2011 notes or the 2013 notes, as applicable, then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 2011 notes or the 2013 notes, as applicable, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each affected holder of an outstanding 2011 note or 2013 note, as applicable, no amendment or waiver may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any note;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments;

(6) change the place or currency of payment of principal or interest in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, any amendment to the indentures or the notes or waiver of compliance with a provision which (a) requires the consent of the holders in accordance with the immediately preceding paragraph, and (b) similarly affects the 2011 note holders and 2013 note holders, shall instead require the consent of the holders of at least a majority in principal amount of the then outstanding 2011 notes and 2013 notes voting together as a single class.

Without the consent of any holder of 2011 notes or 2013 notes, as applicable, we and the trustee may amend the applicable indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the applicable indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any of our rights or powers;

(7) make any change that does not materially and adversely affect the rights of any holder;

(8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indentures under the Trust Indenture Act; or

(9) provide for a successor trustee with respect to the notes.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the affected holders of notes of the applicable series a notice briefly describing such amendment. However, the failure to give such notice to all the affected holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under each indenture by delivering to the trustee for cancellation all outstanding notes of the applicable series or by depositing with the trustee or delivering to the holders, as applicable, after the notes of such series have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes of such series and paying all other sums payable under the indentures by us. Such discharge is subject to terms contained in the indentures.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Denomination and Registration

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global Note, Book-Entry Form

The notes are evidenced by global notes. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on or the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Information Concerning the Trustee; Reports by the Company

We have appointed Deutsche Bank Trust Company Americas as the trustee under the indentures, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indentures contain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

In the indentures, we have agreed to file with the trustee and transmit to holders of the notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner required by such act.

Governing Law

The notes and the indentures are governed by, and construed in accordance with, the laws of the State of New York.

REGISTRATION RIGHTS

We and the initial purchasers entered into a registration rights agreement concurrently with the original issuance of the notes.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we will, at our cost:

•	file or have on file, a shelf registration statement covering resales of the notes and the common stock issuable upon the conversion thereof;

•	use reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act as promptly as possible but in any event no later than 270 days after the original date of issuance of the notes or otherwise make available for use by selling securityholders an effective shelf registration statement no later than such date; and

•	subject to certain rights to suspend use of the shelf registration statement, use reasonable best efforts to keep the shelf registration statement effective until such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to an effective registration statement or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision.

We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement and this prospectus supplement during specified periods (not to exceed 45 consecutive days in any 90-day period or an aggregate of 120 days in any consecutive 12-month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus or prospectus supplement;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement does not become effective by the date described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest will accrue until a failure to become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer Restrictions,” at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted that are required to bear the legend set forth in “Transfer Restrictions” in relation to any registration default.

The additional interest will accrue from and including the date on which any the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.
The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted and the filing of the registration statement covering the resale of the notes and such common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes, if any, except as set forth below with respect to non-U.S. holders.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Filing of the Registration Statement

The filing of the registration statement covering the resale of the notes and the shares of our common stock, into which the notes may be converted, will not be treated as an “exchange” for United States federal income tax purposes. As a result, the registration will not be a taxable transaction for United States federal income tax consequences. In addition, each holder will have the same adjusted issued price, adjusted basis, and holding period in the notes as it had in the old notes immediately prior to the registration.

Consequences of the acquisition, ownership and disposition of the notes and shares of our common stock to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Payments

We were required to pay additional amounts to a U.S. holder in certain circumstances described above under the heading “Registration Rights.” Based on our belief that the likelihood that we would be obligated to make any such additional payments on the notes were remote, we have taken the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Our determination as to the remoteness of the likelihood of the additional payment and the characterization of the notes as not being contingent payment debt instruments is inherently factual and not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. holders would generally be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders — Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon such sale, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss (except as discussed below under the caption “Market Discount”). If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited. A U.S. holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury Regulations.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Exchange in Lieu of Conversion

If a U.S. holder presents the notes for conversion, and if we so elect, the notes will first be offered to a financial institution designated by us for exchange in lieu of conversion (as described above under “Description of Notes— Conversion Rights — Exchange in Lieu of Conversion”). If such financial institution accepts the notes and satisfies our conversion obligation thereunder, the U.S. holder would receive cash and common stock, if any, from such financial institution and generally will be taxed on the transfer as a sale or exchange of a note (as discussed above under “Consequences to U.S. Holders — Sale, Redemption or Other Taxable Disposition of Notes”). For this purpose, the amount realized would be equal to the cash and the fair market value of our stock received by such U.S. holder.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders — Sale, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.

Treatment as a Recapitalization.  If we pay a combination of cash and stock in exchange for notes upon conversion, the conversion may be treated as a recapitalization. If the conversion is so treated, gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s adjusted tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (excluding amounts attributable to accrued interest and cash in lieu of fractional shares). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described below.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Alternative Treatment as Part Conversion and Part Redemption.  If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders — Sale, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such case, the U.S. holder’s tax basis in the note would generally be allocated among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash in proportion to the relative fair market value. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Distributions

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Dividends received by individuals for taxable years through December 31, 2010, will generally taxed at the lower applicable long-term capital gains rates (which is currently 15%), provided certain holding period requirements are satisfied. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description above under “Distributions.” Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

The IRS may take the position that a constructive dividend deemed paid to a U.S. holder would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and that corporate holders would not be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations. A U.S. holder who sells shares of common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury Regulations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences of the acquisition, ownership and disposition of the notes and shares of our common stock to Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on a note provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h) (3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3) (A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a note (including an exchange upon the conversion of a note into cash or into a combination of cash and stock, or common stock) will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, only non-U.S. holders who have held more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders — Payments of Interest.”

Exchange in Lieu of Conversion

If a non-U.S. holder presents the notes for conversion, and if we so elect, the notes will first be offered to a financial institution designated by us for exchange in lieu of conversion (as described above under “Description of Notes — Conversion Rights — Exchange in Lieu of Conversion”). If such financial institution accepts the notes and satisfies our conversion obligation thereunder, the non-U.S. holder would receive cash and common stock, if any, from such financial institution and generally will be taxed on the transfer as a sale or exchange of a note (as discussed above under “Consequences to Non-U.S. Holders — Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock”). For this purpose, the amount realized would be equal to the cash and the fair market value of our stock received by such non-U.S. holder.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

U.S. Federal Estate Taxes

A note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•	the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code; and

•	interest payments with respect to such note would not have been, if received at the time of the individual’s death, effectively connected with the conduct of a U.S. trade or business by the individual.

Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death (including stock treated as owned by such non-U.S. holder by reason of a transfer subject to certain retained powers, or by reason of any transfer within three years of death) will be included in the individual’s estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

SELLING SECURITYHOLDERS OF THE 2011 NOTES

We originally issued the notes to the initial purchasers, in transactions exempt from the registration requirements of the Securities Act. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be ”qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of July 30, 2007, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus supplement. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this prospectus supplement, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us information regarding their notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus supplement.

	Principal				Number of
	Amount of		Number of	Number	Shares of
	Notes		Shares of	of Shares	Common	Natural
	Beneficially	Percentage	Common	of	Stock	Person(s)
	Owned and	of Notes	Stock	Common	Beneficially	with Voting
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	or Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

CQS Convertible and Quantitative Strategies Master Fund Limited	1,800,000	*	85,106	85,106	0	Alan Smith, Blair Gauld, Dennis Hunter, Karla Bolden and Tim Rogers
UBS AG London FBO WCBP	20,000,000	8.00	1,584,061	945,626	638,435	(3)
Van Kampen Harbor Fund	1,300,000	*	61,466	61,466	0	(7)
Morgan Stanley Convertible Securities Trust	700,000	*	33,097	33,097	0	(8)
Alexandra Global Master Fund Ltd.	25,000,000	10.00	1,182,033	1,182,033	0	Mikhail Filiminov
Steelhead Pathfinder Master, LP	100,000	*	4,728	4,728	0	J. Michael Johnston and Brian K. Klein

	Principal				Number of
	Amount of		Number of	Number	Shares of
	Notes		Shares of	of Shares	Common	Natural
	Beneficially	Percentage	Common	of	Stock	Person(s)
	Owned and	of Notes	Stock	Common	Beneficially	with Voting
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	or Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

UBS Securities LLC #	6,500,000	2.60	437,003	307,328	129,675	(3)
Canadian Imperial Holdings Inc.	15,000,000	6.00	709,220	709,220	0	Joseph Venn, Sybi Czeneszew and Andrew Henry
San Francisco City and County EFS	1,401,000	*	66,241	66,241	0	Tracy V. Maitland
Alcon Laboratories	495,000	*	23,404	23,404	0	Tracy V. Maitland
Occidental Petroleum Corporation	319,000	*	15,083	15,083	0	Tracy V. Maitland
British Virgin Island Social Security Board	164,000	*	7,754	7,754	0	Tracy V. Maitland
City University of New York	142,000	*	6,714	6,714	0	Tracy V. Maitland
Grady Hospital Foundation	136,000	*	6,430	6,430	0	Tracy V. Maitland
Independence Blue Cross	600,000	*	28,369	28,369	0	Tracy V. Maitland
Promutual	896,000	*	42,364	42,364	0	Tracy V. Maitland
The Police and Fire Retirement System of the City of Detroit	451,000	*	21,324	21,324	0	Tracy V. Maitland
Trustmark Insurance Company	286,000	*	13,522	13,522	0	Tracy V. Maitland
Domestic & Foreign — Missionary Society	92,000	*	4,350	4,350	0	Tracy V. Maitland
Polygon Global Opportunities Master Fund	2,500,000	1.00	118,203	118,203	0	(9)
The Drake Offshore Master Fund, Ltd.	250,000	*	11,820	11,820	0	(3)
Continental Assurance Company on behalf of its Separate Account [E]	150,000	*	7,092	7,092	0	(3)
TQA Master Fund Ltd.	2,366,000	*	111,868	111,868	0	Robert Butman, Paul Bucci, DJ Langis, Andrew Anderson, George Esser and Bartholomew Tesoriero
TQA Master Plus Fund, Ltd.	1,484,000	*	70,165	70,165	0	Robert Butman, Paul Bucci, DJ Langis, Andrew Anderson, George Esser and Bartholomew Tesoriero
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	780,000	*	36,879	36,879	0	Robert Butman, Paul Bucci, DJ Langis, Andrew Anderson, George Esser and Bartholomew Tesoriero
Citigroup Global Markets Inc.(#)	3,530,000	1.41	166,903	166,903	0	Citigroup Inc.
PBGC Maintenance	1,109,000	*	52,435	52,435	0	Chris Dialynas

	Principal				Number of
	Amount of		Number of	Number	Shares of
	Notes		Shares of	of Shares	Common	Natural
	Beneficially	Percentage	Common	of	Stock	Person(s)
	Owned and	of Notes	Stock	Common	Beneficially	with Voting
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	or Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

Allstate Insurance Company	500,000	*	23,641	23,641	0	Allstate Corporation
Convertible Arbitrage Fund of a Series of Underlying Fund Trust	1,000,000	*	47,281	47,281	0	John Wylie
Boilermakers Blacksmith Pension Trust	1,525,000	*	72,104	72,104	0	Ann Houlihan
Delta Airlines Master Trust	315,000	*	14,894	14,894	0	Ann Houlihan
Attorney’s Title Insurance Fund	170,000	*	8,038	8,038	0	Ann Houlihan
FPL Group Employee Pension Plan	745,000	*	35,225	35,225	0	Ann Houlihan
Froley Revy Alternative Strategies	650,000	*	30,733	30,733	0	Ann Houlihan
Merrill Lynch, Pierce, Fenner & Smith(#)	850,000	*	40,189	40,189	0	Tim Reilly
Highbridge Convertible Arbitrage Master Fund, L.P.	3,100,000	1.24	146,572	146,572	0	(10)
Highbridge International LLC	27,900,000	11.16	1,319,148	1,319,148	0	(11)
Kettering Medical Center	295,000	*	13,948	13,948	0	Hanna Salvatore
Investcorp Silverback Arbitrage Master Fund Limited	5,000,000	2.00	236,407	236,407	0	(3)
OCM Convertible Trust	2,550,000	1.02	120,567	120,567	0	(12)
Delta Air Lines Master Trust — CV	1,206,000	*	57,021	57,021	0	(12)
Delaware Public Employees Retirement System	4,515,000	1.81	213,475	213,475	0	(12)
Chrysler Corporation Master Retirement Trust	8,025,000	3.21	379,432	379,432	0	(12)
Vanguard Convertible Securities Fund, Inc.	13,605,000	5.44	643,262	643,262	0	(12)
Delta Pilots Disability & Survivorship Trust — CV	965,000	*	45,626	45,626	0	(12)
Microsoft Capital Group, L.P.	805,000	*	38,061	38,061	0	(12)
Qwest Occupational Health Trust	565,000	*	26,714	26,714	0	(12)
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	780,000	*	36,879	36,879	0	(12)

	Principal				Number of
	Amount of		Number of	Number	Shares of
	Notes		Shares of	of Shares	Common	Natural
	Beneficially	Percentage	Common	of	Stock	Person(s)
	Owned and	of Notes	Stock	Common	Beneficially	with Voting
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	or Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	430,000	*	20,331	20,331	0	(12)
International Truck & Engine Corporation Retiree Health Benefit Trust	465,000	*	21,986	21,986	0	(12)
UnumProvident Corporation	1,335,000	*	63,121	63,121	0	(12)
F.M. Kirby Foundation, Inc.	1,385,000	*	65,485	65,485	0	(12)
OCM Global Convertible Securities Fund	1,015,000	*	47,991	47,991	0	(12)
Virginia Retirement System	8,640,000	3.46	408,510	408,510	0	(12)
Qwest Pension Trust	3,365,000	1.35	159,102	159,102	0	(12)
ACE Tempest Reinsurance Ltd.	1,805,000	*	85,343	85,343	0	(12)
National Railroad Retirement Investment Trust	4,325,000	1.73	204,492	204,492	0	(12)
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.	775,000	*	36,643	36,643	0	(12)
Arlington County Employees Retirement System	1,230,000	*	58,156	58,156	0	(12)
Peoples Benefit Life Insurance Company Teamsters	2,000,000	*	94,563	94,563	0	Alex Lach
Bank of America Pension Plan	2,000,000	*	94,563	94,563	0	Alex Lach
Redbourn Partners Ltd.	4,000,000	1.60	189,125	189,125	0	Alex Lach
Lyxor/AM Investment Fund Ltd.	750,000	*	35,461	35,461	0	Mark Friedman
AM Master Fund I, L.P.	4,375,000	1.75	206,856	206,856	0	Mark Friedman
AM International E — MAC 63 Ltd.	3,500,000	1.40	165,485	165,485	0	Mark Friedman
Altma Fund SICAV PLC in Respect of Trinity Sub-Fund	1,375,000	*	65,012	65,012	0	Mark Friedman
AIP Convertible Arbitrage Fund of a Series of Underlying Fund Trust	1,000,000	*	47,281	47,281	0	Cathy Burdick
Admiral Flagship Master Fund	2,500,000	1.00	118,203	118,203	0	(3)
Piper Jaffray & Co.(#)	1,000,000	*	47,281	47,281	0	Piper Jaffray & Co.

	Principal				Number of
	Amount of		Number of	Number	Shares of
	Notes		Shares of	of Shares	Common	Natural
	Beneficially	Percentage	Common	of	Stock	Person(s)
	Owned and	of Notes	Stock	Common	Beneficially	with Voting
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	or Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

Ramius Master Fund, Ltd.	1,728,000	*	81,702	81,702	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
Xavex Convertible Arbitrage 5	160,000	*	7,565	7,565	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
RCG Halifax Fund, Ltd.	240,000	*	11,348	11,348	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
RCG Latitude Master Fund, Ltd.	6,000,000	2.40	283,688	283,688	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
RCG PB, Ltd	1,440,000	*	68,085	68,085	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
Any other holders of noted or future transferees, pledgees or donees of or from any such holder(4)(5)	30,545,000	12.22	1,444,207	1,444,207	0	n/a
Total	250,000,000	100.00	11,820,325	11,820,325	0	n/a

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued by us upon as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	The selling securityholder has informed us that there are no natural persons with voting or investment power over the notes and common stock issuable upon conversion of the notes.

(4)	Information concerning named selling securityholders or future transferees, pledgees or donees of or from any such securityholder will be set forth in supplements to this prospectus supplement.

(5)	The shares of common stock beneficially owned and offered by these holders combined represents approximately 0.52% of the outstanding shares of common stock, and assumes that these other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate. This calculation is based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for such holders, we treated as outstanding the number of shares of common stock issuable upon conversion of all of such holders’ notes, but we did not assume conversion of any other holder’s notes.

(6)	For the purposes of computing the number and percentage of notes and shares to be held by the selling shareholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(7)	Van Kampen Asset Management (“Asset Management”), as the Selling Securityholder’s investment adviser, has discretionary authority over the Selling Securityholder’s portfolio.

(8)	Morgan Stanley Investment Advisors Inc. is the Investment Advisor for Morgan Stanley Convertible Series Trust, but for administrative purposes its affiliate, Van Kampen Asset Management, is the contact for securities questionnaires. Ellen Gold is the portfolio manager and also an Executive Director of Morgan Stanley Investment Advisors, Inc. and is the natural person with discretionary rights.

(9)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(10)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(11)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(12)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of each Selling Securityholder listed with respect to the aggregate principal amount of Registrable Securities set forth. It does not own any equity interest in the Selling Securityholders but has voting and dispositive power over the aggregate principal amount of Registrable Securities set forth. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the Selling Securityholders set forth below. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Registrable Securities held by all Selling Securityholders, except for their pecuniary interest therein.

SELLING SECURITYHOLDERS OF THE 2013 NOTES

We originally issued the notes to the initial purchasers, in transactions exempt from the registration requirements of the Securities Act. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be ”qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of July 30, 2007, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus supplement. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this prospectus suplement, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us information regarding their notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus.

	Principal				Number of
	Amount of		Number of		Shares of	Natural
	Notes		Shares of	Number of	Common	Person(s)
	Beneficially	Percentage	Common	Shares of	Stock	with
	Owned and	of Notes	Stock	Common	Beneficially	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

CQS Convertible and Quantitative Strategies Master Fund Limited	1,800,000	*	85,106	85,106	0	Alan Smith, Blair Gauld, Dennis Hunter, Karla Bolden and Tim Rogers
Citadel Equity Fund, Ltd.	111,925,000	44.77	5,291,959	5,291,959	0	(7)
Van Kampen Harbor Fund	1,300,000	*	61,466	61,466	0	(8)
Morgan Stanley Convertible Securities Trust	700,000	*	33,097	33,097	0	(9)
Credit Suisse Securities (USA) LLC(#)	2,750,000	1.10	130,024	130,024	0	(3)
Steelhead Pathfinder Master, LP	100,000	*	4,728	4,728	0	J. Michael Johnston and Brian K. Klein
Canadian Imperial Holdings Inc.	15,000,000	6.00	709,220	709,220	0	Joseph Venn, Sybi Czeneszew and Andrew Henry
UBS Securities LLC	950,000	*	261,103	44,917	216,186	(3)
The Drake Offshore
Master Fund, Ltd.	500,000	*	23,645	23,645	0	(3)
RMF Umbrella SICAV	1,050,000	*	49,645	49,645	0	(3)
Merrill Lynch, Pierce, Fenner & Smith #	6,000,000	2.40	283,688	283,688	0	Tim Reilly

	Principal				Number of
	Amount of		Number of		Shares of	Natu ral
	Notes		Shares of	Number of	Common	Person(s)
	Beneficially	Percentage	Common	Shares of	Stock	with
	Owned and	of Notes	Stock	Common	Beneficially	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

Continental Assurance Company on behalf of its Separate Account [E]	150,000	*	7,092	7,092	0	(3)
Putnam Convertible Income — Growth Trust	5,100,000	2.04	241,135	241,135	0	Putnan Investments
Arkansas PERS	1,025,000	*	48,463	48,463	0	Ann Houlihan
Nuveen Preferred & Convertible Income Fund JPC	3,065,000	1.23	144,917	144,917	0	Ann Houlihan
Nuveen Preferred & Convertible Fund JQC	4,340,000	1.74	205,201	205,201	0	Ann Houlihan
San Diego City Retirement	1,855,000	*	87,707	87,707	0	(10)
Arkansas Teacher Retirement	4,420,000	1.76	208,983	208,983	0	(10)
San Diego County Convertible	1,620,000	*	76,596	76,596	0	(10)
Engineers Joint Pension Fund	330,000	*	15,603	15,603	0	(10)
Nicholas Applegate U.S. Convertible Fund	1,805,000	*	85,343	85,343	0	(10)
Baptist Health of South Florida	1,055,000	*	49,882	49,882	0	(10)
Innovest Finanzdienstle	2,150,000	*	101,655	101,655	0	(10)
Highbridge Convertible Arbitrage Master Fund, L.P.	2,550,000	1.02	120,567	120,567	0	(11)
Highbridge International LLC	23,200,000	9.28	1,096,926	1,096,926	0	(12) Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
RCG PB, Ltd.	1,260,000	*	59,574	59,574	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
LCG Latitude Master Fund, Ltd.	2,100,000	*	99,291	99,291	0	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon
Xavex Convertible Arbitrage 5	140,000	*	6,619	6,619	0
Aristeia Partners LP	1,891,000	*	89,409	89,409	0	(13)

	Principal				Number of
	Amount of		Number of		Shares of	Natu ral
	Notes		Shares of	Number of	Common	Person(s)
	Beneficially	Percentage	Common	Shares of	Stock	with
	Owned and	of Notes	Stock	Common	Beneficially	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	Owned after the	Investment
Securityholder	(USD)	(%)	Owned(1)(2)	Offered(1)	Offering(2)(6)	Power

Aristeia International Limited	19,609,000	7.84	927,139	927,139	0	(14)
Any other holders of notes or future transferees, pledgees or donees of or from any such holder(4)(5)	30,260,000	12.10	1,430,732	1,430,732	0	n/a
Total	250,000,000	100.00	11,820,325	11,820,325	0	n/a

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued by us upon as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, with the exception of Citadel Equity Fund, Ltd., a holder beneficially owning 1.87% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	The selling securityholder has informed us that there are no natural persons with voting or investment power over the notes and common stock issuable upon conversion of the notes.

(4)	Information concerning named selling securityholders or future transferees, pledgees or donees of or from any such securityholder will be set forth in supplements to this prospectus supplement.

(5)	The shares of common stock beneficially owned and offered by these holders combined represents approximately 0.51% of the outstanding shares of common stock, and assumes that these other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate. This calculation is based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for such holders, we treated as outstanding the number of shares of common stock issuable upon conversion of all of such holders’ notes, but we did not assume conversion of any other holder’s notes.

(6)	For the purposes of computing the number and percentage of notes and shares to be held by the selling shareholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus supplement, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(7)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(8)	Van Kampen Asset Management (“Asset Management”), as the Selling Securityholder’s investment adviser, has discretionary authority over the Selling Securityholder’s portfolio.

(9)	Morgan Stanley Investment Advisors Inc. is the Investment Advisor for Morgan Stanley Convertible Series Trust, but for administrative purposes its affiliate, Van Kampen Asset Management, is the contact for securities questionnaires. Ellen Gold is the portfolio manager and also an Executive Director of Morgan Stanley Investment Advisors, Inc. and is the natural person with discretionary rights.

(10)	The selling security holder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein where not acquired as compensation for employment, underwriting, or any other services performed by the selling security holder for the benefit of the issuer.

(11)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(13)	Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Turner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

(14)	Aristeia Capital LLC is the investment manager of Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Turner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the notes and the underlying common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the notes and the underlying common stock, from time to time, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•	on any national securities exchange or quotation service on which the notes or the underlying common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the notes or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the notes or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such notes or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the notes or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the notes or our common stock on the open market to cover positions created by short sales. In determining the source of the notes or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of notes or shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject (except when we decide to redeem the notes in accordance with the terms of the indenture) any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the notes and the common stock into which the notes are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the notes and the common stock into which the notes are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the NASDAQ Global Select Market. Since their initial issuance, the notes have been eligible for trading on the PORTAL market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes for trading on any other automated quotation system or any securities exchange.

The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the notes and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its notes in the ordinary course of business, and at the time of its purchase of the notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes. As a result, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders and any other person participating in the sale of the notes or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock with this prospectus supplement and the accompanying prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus supplement and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus supplement and the accompanying prospectus. Each selling securityholder has represented that it will not sell any notes or common stock pursuant to this prospectus supplement and the accompanying prospectus except as described in this prospectus supplement and the accompanying prospectus.

At the time a particular offering of the notes or underlying common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of notes and the underlying common stock by the selling securityholders.

Pursuant to the registration rights agreement, all expenses of the registration of notes and underlying common stock will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.

The registration rights agreement requires that we use reasonable best efforts to keep the shelf registration statement effective until such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to an effective registration statement or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision. Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplement thereto, or the sale of the notes or underlying common stock hereunder. See “Registration Rights.”

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Cadence Design Systems, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and for each of the years in the three-year period ended December 30, 2006, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, are incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 30, 2006 consolidated financial statements refers to the Company’s adoption in 2006 of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

PROSPECTUS

CADENCE DESIGN SYSTEMS, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
GUARANTEES
UNITS

We or selling securityholders may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Global Select Market® under the symbol “CDNS.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 31, 2007

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain of these statements, including, without limitation, those regarding the extent and timing of future revenues and expenses and customer demand, statements regarding the deployment of our products, statements regarding our reliance on third parties and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including but not limited to those expressed in these statements. We refer you to the “Business — Proprietary Technology,” “Business — Competition,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” sections contained in our annual report on Form 10-K for the fiscal year ended December 30, 2006 and certain of those sections in our quarterly reports on Form 10-Q filed thereafter with the SEC, and the risks discussed in our other SEC filings or any applicable prospectus supplement, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements.

We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus and any prospectus supplement. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type, amount and terms of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

We develop electronic design automation, or EDA, software, and intellectual property. We license software, sell or license intellectual property, sell or lease hardware technology and provide design and methodology services throughout the world to help manage and accelerate electronics product development processes. Our broad range of products and services are used by the world’s leading electronics companies to design and develop complex integrated circuits, or ICs, and personal and commercial electronics systems.

With the addition of emerging nanometer design considerations to the already burgeoning set of traditional design tasks, complex system-on-a-chip or integrated circuit design, or IC design, can no longer be accomplished using a collection of discrete design tools. What previously consisted of sequential design activities must be merged and accomplished nearly simultaneously without time-consuming data translation steps. We combine our design technologies into “platforms” for four major design activities: functional verification, digital IC design, custom IC design and system interconnect. The four Cadence design platforms are Incisive functional verification, Encounter digital IC design, Virtuoso custom design and Allegro system interconnect platforms. In addition, we augment these platform product offerings with a comprehensive set of design for manufacturing products that service both the digital and custom IC design flows. These four platforms, together with our design for manufacturing products, comprise our primary product lines.

We were formed as a Delaware corporation in April 1987. Our headquarters are located at 2655 Seely Avenue, San Jose, California 95134. Our telephone number is (408) 943-1234.

“Cadence” is a registered trademark and the Cadence® logo is a trademark of Cadence. All other product and company names are trademarks or registered trademarks of their respective companies. When used in this prospectus, the terms “Cadence,” “we,” “our”, “us”, “the Company” and “the Registrant” refer to Cadence Design Systems, Inc. and not its consolidated subsidiaries, except in the first two paragraphs of this section or unless otherwise specified.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended
Six Months Ended	December 30,	December 31,	January 1,	January 3,	December 28,
June 30, 2007	2006	2005	2005	2004	2002

13.2x	11.8x	9.9x	8.0x	—	15.5x

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes and earning in equity interests, plus fixed charges by (ii) fixed charges. Fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals) and interest expense on indebtedness. The deficiency of earnings to fixed charges was $19.7 million for the fiscal year ended January 3, 2004.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 400,000 shares of preferred stock, par value $0.01 per share.

Common stock

As of June 30, 2007 there were 277,528,689 shares of our common stock outstanding.

Dividends.  Cadence common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividend payments.

Voting.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Cadence stockholders are not authorized by our certificate of incorporation to cumulate votes for the election of directors. Directors are elected by a plurality of the votes entitled to vote and present in person or represented by proxy at the meeting. A majority vote of the shares present or represented by proxy is required for Cadence stockholders to take action on all matters other than the election of directors and certain business combinations with holders of 5% or more of our common stock, which require sixty-six percent (66%) of the outstanding voting stock and a majority of the disinterested shares for approval.

Preemptive Rights, Conversion and Redemption.  The common stock is not entitled to preemptive or conversion rights and is not subject to redemption or sinking fund provisions.

Liquidation, Dissolution and Winding-up.  Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferences on preferred stock we may issue in the future.

Preferred stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 400,000 shares of preferred stock in one or more series. Subject to the Delaware Corporation Law, our board of directors may:

•	fix the rights, preferences, privileges and restrictions on these shares,

•	fix the number of shares and designation of any series, and

•	increase or decrease the number of shares of any series if not below the number of outstanding shares plus the number of shares reserved for issuance.

As of June 30, 2007, all of the 400,000 authorized shares of preferred stock were designated as Series A Junior Participating Preferred Stock and no shares of preferred stock were outstanding. The Series A Junior Participating Preferred Stock was authorized in connection with our stockholder rights plan. The rights plan and related rights expired on February 9, 2006. Although we currently do not intend to do so, our board of directors may issue preferred stock in connection with a new stockholder rights plan or otherwise with voting and conversion rights that could negatively affect the voting power or other rights of the common stockholders without stockholder approval. The issuance of preferred stock may delay or prevent a change in control of Cadence.

Anti-takeover provisions

Delaware Takeover Statute.  We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within the three year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Undesignated Preferred Stock.  Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 400,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the common stockholders. The issuance of preferred stock may:

•	delay, defer or prevent a change in control;

•	discourage bids for the common stock at a premium over the market price of our common stock;

•	adversely affect the voting and other rights of the holders of our common stock; and

•	discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts.

Advance Notice Provisions.  Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Meeting Requirements.  Our bylaws provide that special meetings of stockholders may be called at the request of the board of directors, the chairman of the board of directors or the chief executive officer.

Cumulative Voting.  Neither our certificate of incorporation nor our bylaws provides for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change in control or management of Cadence.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

NASDAQ Global Select Market listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CDNS.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale;

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Cadence Design Systems, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and for each of the years in the three-year period ended December 30, 2006, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, are incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 30, 2006 consolidated financial statements refers to the Company’s adoption in 2006 of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC by us after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our business, results of operations, financial condition and prospects.

Cadence SEC Filings (File No. 001-10606)	Period

Annual report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein)	Fiscal year ended December 30, 2006, filed on February 23, 2007.
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2007, filed on April 30, 2007 and quarterly period ended June 30, 2007, filed on July 27, 2007.
Current Reports on Form 8-K and 8-K/A	Filed on February 22, 2007 and May 15, 2007.

We also incorporate by reference into this prospectus additional documents, such as 10-Ks, 10-Qs, 8-Ks and proxy materials, that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes; provided, however, that we are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) of any future current report on Form 8-K.

You may obtain copies of any of these filings through Cadence as described below, through the SEC or through the SEC’s website as described above. Documents incorporated by reference are available without charge by requesting them in writing, by telephone or via the Internet at:

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, California 95134
(408) 943-1234
Attn: Investor Relations
Internet Website: www.cadence.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.